Exhibit 4.9

Unless this certificate is presented by an authorized representative of The Depository Trust Company, a New York corporation (“DTC”), to Ally Financial Inc. or its agent for registration of transfer, exchange or payment, and any certificate issued is registered in the name of Cede & Co. or such other name as requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.

No. [—]

CUSIP No.: [—]

ISIN No.: [—]

Floating Rate Senior [Guaranteed] Note due [—]

Ally Financial Inc.

promises to pay to Cede & Co. or registered assigns,

the principal sum of [—] on [—].

Interest Payment Dates: [—], [—], [—] and [—] (or, if any such day would otherwise be a day that is not a Business Day (as defined on the reverse side of this note), the Interest Payment Date will be postponed to the immediately succeeding day that is a Business Day, except that if that Business Day is in the immediately succeeding calendar month, the Interest Payment Date shall be the immediately preceding Business Day).

Regular Record Dates: The calendar day that is 15 calendar days prior to each Interest Payment Date (as defined on the reverse side of this note).

Dated: [—]

[ADDITIONAL PROVISIONS OF THIS NOTE ARE SET FORTH ON THE REVERSE SIDE OF THIS NOTE]

WITNESS THE SEAL OF THE COMPANY AND THE SIGNATURES OF ITS DULY AUTHORIZED OFFICERS.

ALLY FINANCIAL INC.

By:
Name: [—] Title: [—]

By:
Name: [—] Title: [—]

Dated: [—]

[Signature Page to Senior [Guaranteed] Note]

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

THIS IS ONE OF THE SECURITIES OF THE

SERIES DESIGNATED THEREIN REFERRED TO

IN THE WITHIN-MENTIONED INDENTURE.

THE BANK OF NEW YORK MELLON, AS TRUSTEE

By:
Authorized Signatory

Dated: [—]

[Signature Page to Senior [Guaranteed] Note]

[REVERSE SIDE OF NOTE]

Floating Rate Senior [Guaranteed] Note due 2016

Capitalized terms used herein have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

Ally Financial Inc., a Delaware corporation (hereinafter called the “Company”, which term includes any successor under the Indenture hereinafter referred to), for value received, hereby promises to pay to Cede & Co., or registered assigns, the principal sum of [—] dollars ([—]) at the office or agency of the Company for such purpose in the Borough of Manhattan, The City of New York, on [—], in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts, and to pay interest on said principal sum at the rate determined in accordance with the provisions set forth below at the office or agency of the Company in the Borough of Manhattan, The City of New York, in like coin or currency on [—], [—], [—] and [—] (each, an “Interest Payment Date”) of each year, beginning on [—].

The first payment to be made on [—] is in respect of the period from and including [—] to but excluding [—]. The interest so payable on any Interest Payment Date will, subject to certain exceptions provided in the Indenture referred to below, be paid to the person in whose name this Floating Rate Note (as defined below) is registered as of the applicable Regular Record Date (as defined below). At the option of the Company, interest may be paid by check to the registered holder hereof entitled thereto at his last address as it appears on the registry books, and principal may be paid by check to the registered holder hereof or other person entitled thereto against surrender of this Floating Rate Note.

If an Interest Payment Date falls on a day that would otherwise be a day that is not a Business Day, the Interest Payment Date will be postponed to the immediately succeeding day that is a Business Day, except that if that Business Day is in the immediately succeeding calendar month, the Interest Payment Date shall be the immediately preceding Business Day, in each case with interest accruing to the applicable Interest Payment Date (as so adjusted). If the maturity date or a redemption date (if applicable) falls on a day that is not a Business Day, the payment of interest and principal will be made on the next succeeding business day, but no additional interest shall accrue and be paid unless the Company fails to make a payment on such next succeeding Business Day.

“Business Day” is any day which is not a Saturday or Sunday or a day on which banking institutions in New York, New York are authorized or obligated by law or executive order to close and is also a London Business Day (as defined below).

The “Regular Record Dates” for payments is the date 15 calendar days prior to each Interest Payment Date.

The interest rate on the Floating Rate Notes will be will be reset quarterly on [—],[—],[—] and [—] of each year, commencing [—], and at maturity (each an “Interest Reset Date”). If any Interest Reset Date would otherwise be a day that is not a Business Day, the Interest Reset Date will be postponed to the immediately succeeding day that is a Business Day, except that if that Business Day is in the immediately succeeding calendar month, the Interest Reset Date shall be the immediately preceding Business Day.

The “Initial Interest Reset Period” (or “Initial Interest Period”) will be the period from and including [—] to but excluding the first Interest Reset Date. Thereafter, each “Interest Reset Period” or “Interest Period” will be the period from and including an Interest Reset Date to but excluding the immediately succeeding Interest Reset Date; provided that the final Interest Reset Period for the Floating Rate Notes will be the period from and including the Interest Reset Date immediately preceding the maturity date of the Floating Rate Notes to but excluding the maturity date. Interest on the Floating Rate Notes will be computed on the basis of the actual number of days elapsed over a 360-day year.

The interest rate for the Initial Interest Period will be the three month U.S. dollar London Interbank Offered Rate (“LIBOR”), as determined on [—], plus a margin of [—]%. Thereafter, the interest rate for any Interest Period will be U.S. dollar LIBOR, as determined on the applicable Interest Determination Date (as defined below), plus a margin of [—]%.

The interest rate applicable to each Interest Reset Period commencing on the related Interest Reset Date, or [—] in the case of the Initial Interest Period, will be the rate determined as of the applicable Interest Determination Date. The “Interest Determination Date” will be the second London Business Day immediately preceding [—], in the case of the Initial Interest Reset Period, or thereafter the second London Business Day immediately preceding the applicable Interest Reset Date.

The Bank of New York Mellon, or its successor appointed by us, will act as “Calculation Agent”. LIBOR will be determined by the Calculation Agent as of the applicable Interest Determination Date in accordance with the following provisions:

(i) LIBOR is the rate for deposits in U.S. dollars for the three-month period which appears on Reuters LIBOR 01 (as defined below) at approximately 11:00 a.m., London time, on the applicable Interest Determination Date. “Reuters LIBOR 01” means the display designated on page “LIBOR 01” on the Reuters Service (or such other page as may replace the LIBOR 01 page on that service, any successor service or such other service or services as may be nominated by the British Bankers’ Association (or its successor in such capacity) for the purpose of displaying London interbank offered rates for U.S. dollar deposits). If no rate appears on Reuters LIBOR 01, LIBOR for such Interest Determination Date will be determined in accordance with the provisions of paragraph (ii) below.

(ii) With respect to an Interest Determination Date on which no rate appears on Reuters LIBOR 01 as of approximately 11:00 a.m., London time, on such Interest Determination Date, the Calculation Agent shall request the principal London offices of each of four major reference banks (which may include affiliates of the underwriters of the Floating Rate Notes) in the London interbank market selected by the Company to provide the Calculation Agent with a quotation of the rate at which deposits of U.S. dollars having a three-month maturity, commencing on the second London Business Day immediately following such Interest Determination Date, are offered by it to prime banks in the London interbank market as of approximately 11:00 a.m., London time, on such Interest Determination Date in a principal amount equal to an amount of not less than U.S. $1,000,000 that is representative for a single transaction in such market at such time. If at least two such quotations are provided, LIBOR for such Interest Determination Date will be the arithmetic mean of such quotations as calculated by the Calculation Agent. If fewer than two quotations are provided, LIBOR for such Interest Determination Date will be the arithmetic mean of the rates quoted as of approximately 11:00 a.m., New York City time, on such Interest Determination Date by three major banks (which may include affiliates of the underwriters of the Floating Rate Notes) selected by the Company for loans in U.S. dollars to leading European banks having a three-month maturity commencing on the second London Business Day immediately following such Interest Determination Date and in a principal amount equal to an amount of not less than U.S. $1,000,000 that is representative for a single transaction in such market at such time; provided, however, that if the banks selected as aforesaid by the Calculation Agent are not quoting such rates as mentioned in this sentence, LIBOR for such Interest Determination Date will be LIBOR determined with respect to the immediately preceding Interest Determination Date.

A “London Business Day” means a day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

This Floating Rate Note is one of a duly authorized issue of debentures, notes, bonds or other evidences of indebtedness of the Company (hereinafter called the “Securities”) of the series hereinafter specified, all issued or to be issued under and pursuant to an indenture dated as of July 1, 1982 (as may be supplemented from time to time, herein called the “Indenture”), duly executed and delivered by the Company to The Bank of New York Mellon (herein called the “Trustee”, which term includes any successor trustee under the Indenture), to which the Indenture and all indentures supplemental thereto reference is hereby made for a description of the rights, limitations of rights, obligations, duties and immunities thereunder of the Trustee, the Company and the Holders of the Securities. The terms of this Floating Rate Note include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act. This [—]% Note is subject to all such terms, and Holders are referred to the Indenture and the Trust Indenture Act for a statement of all such terms. To the extent permitted by applicable law, in the event of any inconsistency between the terms of this Floating Rate Note and the terms of the Indenture, the terms of this Floating Rate Note shall control. The Securities may be issued in one or more series, which different series may be issued in various aggregate principal amounts, may mature at different times, may bear interest (if any) at different rates, may be subject to different redemption provisions (if any), and may otherwise vary as in the Indenture provided. This Floating Rate Note is a global note which represents all of the Company’s Floating Rate Senior [Guaranteed] Notes due [—] (CUSIP No. [—]) registered with the United States Securities and Exchange Commission (the “Floating Rate Notes”, which term shall include any Additional Notes (as defined below), limited in initial issuance to the aggregate principal amount of $[—]. Interest on the Floating Rate Notes will be computed on the basis of the actual number of days elapsed over a 360-day year.

The Floating Rate Notes are in registered book-entry form without coupons in initial denominations of $2,000 and integral multiples of $1,000.

[Each of IB Finance Holding Company, LLC and Ally US LLC (each a subsidiary of the Company and, together with any other subsidiaries of the Company that execute a joinder to the Guarantee Agreement (as defined below) after the date hereof, each a “Guarantor”), has entered into a guarantee agreement dated as of [—] (as may be amended, supplemented or modified from time to time, the “Guarantee Agreement”), among the Company, each Guarantor and the Trustee, and evidenced by the execution of the Notation of Guarantee attached hereto, pursuant to which each Guarantor has provided a guarantee (each a “Guarantee”) in accordance with the terms and conditions thereof. The Trustee is hereby authorized to amend the Guarantee Agreement in accordance with the terms thereof.]1

In addition to the covenants of the Company set forth in the Indenture, the Company agrees that (each an “Additional Covenant”):

[(a) the Company shall not be permitted to sell, dispose of or otherwise transfer any of the equity interests of any Guarantor held by the Company in a transaction following which the Company ceases to own a majority of the equity interests of such Guarantor (a “Guarantor Equity Sale”) unless the net sale proceeds of such Guarantor Equity Sale are used

[1]	Guaranteed notes only.

within 5 Business Days following the receipt by the Company of such net sale proceeds from such Guarantor Equity Sale to make an investment in one or more Guarantors or Subsidiaries of Guarantors, including any Subsidiary of the Company that becomes a Guarantor or a Subsidiary of a Guarantor;

(b) the Company shall not permit any of its Subsidiaries, other than any Guarantor, to guarantee the payment of (A) any Debt (as defined in the Guarantee Agreement) of the Company or any direct or indirect parent of the Company or (B) any Debt incurred to repay, retire, redeem, refund, refinance, replace, defease, cancel, repurchase or exchange any such Debt referred to in clause (A), unless in each case such Subsidiary executes and delivers a joinder to the Guarantee Agreement providing for a Guarantee by such Subsidiary of the Floating Rate Notes on an unsubordinated basis; provided that financings, securitizations and hedging activities conducted by a Subsidiary of the Company in the ordinary course of business and not incurred in contemplation of the payment of Debt described in clause (A) prior to its stated maturity shall not be deemed to be covered by clause (B); provided further that in the event that any Subsidiary rendering a Guarantee of the Floating Rate Notes is released and discharged in full of the guarantee of all such other Debt, then the Guarantee of the Floating Rate Notes shall be automatically and unconditionally released and discharged;]2

(c) the Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Holder of Floating Rate Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Floating Rate Notes unless such consideration is offered to be paid or agreed to be paid to all Holders of the Floating Rate Notes which so consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement; and

(d) the Company shall furnish to the Holder of this Floating Rate Note and to prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act of 1933, as amended, for so long as this Floating Rate Note remains outstanding during any period when it is not subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, or otherwise permitted to furnish the Securities and Exchange Commission with certain information pursuant to Rule 12g3-2(b) of the Securities Exchange Act of 1934.

[2]	Guaranteed notes only.

[In addition to the Events of Default set forth in the Indenture, it shall be an “Event of Default” under the Floating Rate Notes if at any time (x) the Guarantee of any Guarantor (A) ceases to be in full force and effect (other than in accordance with the terms of the Guarantee Agreement and the Indenture) or (B) is declared null and void and unenforceable or found to be invalid, (y) any Guarantor asserts in writing that its Guarantee is not in effect or is not its legal, valid and binding obligation (other than by reason of release of such Guarantor from its Guarantee in accordance with the terms of the Guarantee Agreement and the Indenture) or (z) the Company or any Guarantor fails to duly observe or perform any of the covenants or agreements on the part of the Company or the Guarantors in the Guarantee Agreement for a period of thirty days after the date on which written notice of such failure, requiring the Company or such Guarantor to remedy the same, shall have been given to the Company or a Guarantor, as applicable, by the Trustee or to the Company or a Guarantor, as applicable, by the Holders of at least twenty-five percent in aggregate principal amount of the Securities affected thereby at the time then outstanding (as defined in the Indenture).]3

In case an Event of Default, as defined in the Indenture [or herein], with respect to the Floating Rate Notes, shall have occurred and be continuing, the principal hereof may be declared, and upon such declaration shall become, due and payable in the manner, with the effect and subject to the conditions provided in the Indenture. For the avoidance of doubt, the conditions to such a declaration upon the occurrence of an Event of Default described in the immediately preceding paragraph shall be the same as the conditions for such a declaration upon the occurrence of an Event of Default pursuant to clauses (a), (b) or (c) of Section 6.01 of the Indenture. Holders of the Floating Rate Notes shall vote as a separate class with respect to any defaults, Events of Defaults or remedies relating thereto as a result of any covenants, obligations, or provisions affecting only the Floating Rate Notes, including the Additional Covenants.

The Indenture contains provisions permitting the Company and the Trustee, with the consent of the Holders of not less than 662/3% in aggregate principal amount of the Securities at the time outstanding (as defined in the Indenture) of all series to be affected by the execution of such supplemental indentures referred to in this sentence (voting as one class), evidenced as in the Indenture provided, to execute supplemental indentures adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or of any supplemental indenture or modifying in any manner the rights of the Holders of the Securities of each such series; provided that no such supplemental indenture shall (i) extend the fixed maturity of any Security, or reduce the principal amount thereof or premium, if any, or reduce the rate or extend the time of payment of any interest thereon, without the consent of the Holder of each

[3]	Guaranteed notes only.

Security so affected, or (ii) reduce the aforesaid percentage of Securities, the Holders of which are required to consent to any such supplemental indenture, without the consent of the Holders of all Securities then outstanding. Any such consent or waiver by the Holder of this Floating Rate Note shall be conclusive and binding upon such Holder and upon all future Holders of this Floating Rate Note and of any Floating Rate Note issued upon the registration of transfer hereof, or in lieu hereof, whether or not notation for such consent or waiver is made upon this Floating Rate Note.

Holders of the Floating Rate Notes shall vote as a separate class with respect to amendments, modifications or waivers affecting only the Floating Rate Notes, including amendments, modifications or waivers with respect to the Additional Covenants. Holders of Floating Rate Notes that contain redemption or mandatory redemption provisions shall vote as a separate class with respect to amendments, modifications or waivers that affect only such provisions. Holders of Securities that are not Floating Rate Notes, or, with respect to redemption or mandatory redemption provisions, that do not have such provisions, shall not have any voting rights with respect to such matters.

For the avoidance of doubt, in determining whether the Holders of the required aggregate principal amount of Floating Rate Notes have concurred in any direction, consent or waiver, Floating Rate Notes which are owned by the Company or any other obligor on the Floating Rate Notes, or by any person directly or indirectly controlling or controlled by or under direct or indirect common control with the Company or any other obligor on the Floating Rate Notes, shall be disregarded and deemed not to be outstanding for the purpose of any such determination, except that for the purpose of determining whether the Trustee shall be protected in relying on any such direction, consent or waiver, only Floating Rate Notes which a Responsible Officer of the Trustee knows are so owned shall be so disregarded. Floating Rate Notes so owned which have been pledged in good faith may be regarded as outstanding for the purposes of this paragraph if the pledgee shall establish to the satisfaction of the Trustee the pledgee’s right to vote such Floating Rate Notes and that the pledgee is not a person directly or indirectly controlling or controlled by or under direct or indirect common control with the Company or any such other obligor. In the case of a dispute as to such right, any decision by the Trustee taken upon the advice of counsel shall be full protection to the Trustee.

No reference herein to the Indenture and no provision of this Floating Rate Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and interest on this Floating Rate Note at the place, at the respective times, at the rate, and in the coin or currency, herein prescribed.

The Company may from time to time, without notice to or the consent of the registered holders of the Floating Rate Notes, create and issue additional notes (the “Additional Notes”) ranking pari passu with the Floating Rate Notes in all respects (or in all respects except for the payment of interest accruing prior to the issue date of such Additional Notes or except for the first payment of interest following the issue date of such Additional Notes). Such Additional Notes may be consolidated and form a single series with the Floating Rate Notes and have the same terms as to status, redemption or otherwise as the Floating Rate Notes.

[This Floating Rate Note may not be redeemed prior to maturity.]

Upon due presentment for registration of transfer of this Floating Rate Note at the office or agency designated and maintained by the Company for such purpose in the Borough of Manhattan, The City of New York, pursuant to the provisions of the Indenture, a new Floating Rate Note for an equal aggregate principal amount will be issued to the transferee in exchange therefor, subject to the limitations provided in the Indenture, without charge except for any tax or other governmental charge imposed in connection therewith.

The Company, the Trustee and any authorized agent of the Company or the Trustee may deem and treat the Holder in whose name this Floating Rate Note is registered upon the books of the Company to be, and may treat such Holder as, the absolute owner of this Floating Rate Note (whether or not this Floating Rate Note shall be overdue and notwithstanding any notation of ownership or other writing hereon), for the purpose of receiving payment of, or on account of, the principal hereof (and premium, if any) and interest hereon, and for all other purposes, and neither the Company nor the Trustee nor any authorized agent of the Company or the Trustee shall be affected by any notice to the contrary.

No recourse under or upon any obligation, covenant or agreement in the Indenture or any indenture supplemental thereto or in any Security, or because of any indebtedness represented thereby, shall be had against any incorporator, or against any past, present or future stockholder, officer or director, as such, of the Company or of any successor corporation, either directly or through the Company or any successor corporation, under any rule of law, statute or constitutional provision or by the enforcement of any assessment or by any legal or equitable proceeding or otherwise, all such liability being expressly waived and released by the acceptance hereof and as part of the consideration for the issue hereof.

This Floating Rate Note is governed by and construed in accordance with the laws of the State of New York.

This Floating Rate Note shall not be valid or become obligatory for any purpose until the certificate of authentication hereon shall have been signed by the Trustee under the Indenture.

The Company will furnish to any Holder upon written request and without charge a copy of the Indenture [and/or the Guarantee Agreement].

ASSIGNMENT FORM

FOR VALUE RECEIVED the undersigned hereby sells,

assigns and transfers unto

PLEASE INSERT SOCIAL SECURITY OR OTHER

        IDENTIFYING NUMBER OF ASSIGNEE

Please print or typewrite name and address including postal zip code of assignee the within Floating Rate Note of Ally Financial Inc. and hereby irrevocably constitutes and appoints attorney to transfer said
Floating Rate Note on the books of the within-named Company, with full power of substitution in the premises.

Dated:

SIGN HERE
NOTICE: THE SIGNATURE OF THIS ASSIGNMENT MUST CORRESPOND WITH THE NAME AS WRITTEN UPON THE FACE OF THE WITHIN INSTRUMENT IN EVERY PARTICULAR WITHOUT ALTERATION OR ENLARGEMENT OR ANY CHANGE WHATEVER.

SIGNATURE GUARANTEED

[NOTATION OF GUARANTEE

For value received, each Guarantor (which term includes any successor Person under the Guarantee Agreement) has, irrevocably and unconditionally guaranteed, jointly with the other Guarantors and severally, as a primary obligor and not merely as a surety, to the Trustee (as defined below), each Holder of a Floating Rate Note authenticated and delivered by the Trustee and each of their successors, transferees and assigns, to the extent set forth in the Guarantee Agreement dated as of [—] (as amended, supplemented or otherwise modified from time to time, the “Guarantee Agreement”) among Ally Financial Inc., the Guarantors party thereto and The Bank of New York Mellon, as Trustee (the “Trustee”), the performance and punctual payment when due, whether at maturity, by acceleration or otherwise, of all payment obligations of Ally Financial Inc. in respect of the Floating Rate Notes (pursuant to the terms thereof and of the Indenture), whether for payment of (i) principal of, or premium, if any, interest or additional interest on the Floating Rate Notes, (ii) expenses, (iii) indemnification or (iv) otherwise. The obligations of the Guarantors to the Holders of Floating Rate Notes and to the Trustee pursuant to the Guarantee Agreement are expressly set forth in the Guarantee Agreement and reference is hereby made to the Guarantee Agreement for the precise terms of the Guarantee.

Capitalized terms used but not defined herein have the meanings given to them in the Guarantee Agreement.

[SIGNATURE PAGE FOLLOWS]

ALLY US LLC

By:
Name: [—] Title: [—]

IB FINANCE HOLDING COMPANY, LLC

By:
Name: [—] Title: [—]

[Signature Page Senior Guaranteed Note – Notation of Guarantee]]4

[4]	Guaranteed notes only.